Exhibit 99.1

Contact: Evan Bertrand Vice President, Investor Relations and Treasurer +1-972-595-5180 investorrelations@sftp.com

Six Flags Reports Third Quarter 2023 Performance

ARLINGTON, Texas — November 2, 2023 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of water parks in North America, today reported third quarter Revenue of $547 million, Net Income of $111 million, and Adjusted EBITDA of $220 million.

“We have put forth substantial effort this year to establish a baseline for sustainable and meaningful growth, and our third quarter was focused on investment in the guest experience,” said Selim Bassoul, President and CEO. “I am proud of our team for the great strides made in advancing our digital transformation and the expansion and acceleration of our events calendar. We are also pleased with the progress we are seeing in sales for next year’s season passes, which are well ahead of this time last year and a sign of the excitement our guests are feeling about our parks. In a year challenged by unusually difficult weather, we have been able to grow our attendance and increase revenues while simultaneously investing in our park infrastructure, attractions, and technology, as well as pay down debt.”

Third Quarter 2023 Results

	Three Months Ended
(Amounts in millions, except per share data)	October 1, 2023	October 2, 2022	% Change vs. 2022
Total revenue	$547	$505	8%
Net income attributable to Six Flags Entertainment (5)	$111	$114	(3)%
Net income per share, diluted (5)	$1.32	$1.37	(3)%
Adjusted EBITDA (1) , (3)	$220	$225	(2)%
Attendance	9.3	8.0	16%
Spending per capita figures: (2)
Total guest spending per capita	$56.37	$60.96	(8)%
Admissions spending per capita	$30.86	$34.93	(12)%
In-park spending per capita	$25.51	$26.03	(2)%

Total revenue for third quarter 2023 increased $43 million, or 8%, compared to third quarter 2022, driven by higher attendance and higher sponsorship revenue, partially offset by lower total guest spending per capita. The increase in attendance was driven primarily by higher season pass sales in third quarter 2023 versus prior year, combined with increased advertising and media spend through the third quarter, as well as an accelerated start to the Fall events schedule.

The $4.59 decrease in total guest spending per capita compared to third quarter 2022 consisted of a $4.07 decrease in admissions spending per capita and a $0.52 decrease in in-park spending per capita. The decrease in admissions spending per capita was driven primarily by the planned effort to optimize season pass and single-day ticket pricing, which resulted in lower average admissions pricing in third quarter 2023 versus third quarter 2022. The decrease in in-park spending per capita was driven primarily by lower spend on parking, retail, and flash passes, resulting from a higher mix of attendance from season passes in third quarter 2023 versus the prior year. Due to certain benefits available to season pass holders, guests visiting on a season pass spend less per visit on certain in-park products than guests visiting on a single-day ticket. The season pass mix-driven decline in in-park spending per capita was partially offset by higher food and beverage sales in third quarter 2023 versus the prior year.

The company had net income of $111 million in third quarter 2023, compared to net income of $114 million in third quarter 2022. The net income per share was $1.32 compared to net income per share of $1.37 in third quarter 2022 (5). Expenses increased in third quarter 2023 versus prior year due to several factors, including an increase in cost of sales and cash operating costs (4) driven by higher attendance in third quarter 2023, increased advertising spend to promote season passes, higher costs associated with an earlier start to the Fall events schedule, and investments in new entertainment, events, shows, and guest-facing digital initiatives. Adjusted EBITDA in third quarter 2023 was 220 million, a $5 million decrease from the prior year (3).

First Nine Months 2023 Results

	Nine Months Ended
(Amounts in millions, except per share data)	October 1, 2023	October 2, 2022	% Change vs. 2022
Total revenue	$1,133	$1,078	5%
Net income attributable to Six Flags Entertainment (5)	$61	$91	(33)%
Net income per share, diluted (5)	$0.73	$1.07	(32)%
Adjusted EBITDA (1) , (3)	$363	$362	—%
Attendance	17.9	16.4	9%
Spending per capita figures (2)
Total guest spending per capita	$60.28	$63.63	(5)%
Admissions spending per capita	$33.52	$36.36	(8)%
In-park spending per capita	$26.76	$27.27	(2)%

Total revenue for first nine months 2023 increased $55 million, or 5%, compared to first nine months 2022, driven by higher attendance and higher sponsorship, partially offset by lower total guest spending per capita. The increase in attendance was driven primarily by a higher season pass sales in first nine months 2023 versus prior year, combined with increased advertising and media spend throughout the first nine months, as well as an accelerated start to the Fall events schedule.

The $3.35 decrease in total guest spending per capita compared to first nine months 2022 consisted of a $2.84 decrease in admissions spending per capita and a $0.51 decrease in in-park spending per capita. The decrease in admissions spending per capita was driven primarily by the planned effort to optimize season pass and single-day ticket pricing, which resulted in lower average admissions pricing in third quarter 2023 versus third quarter 2022. The decrease in in-park spending per capita was driven primarily by lower spend on parking, retail, and flash passes, resulting from a higher mix of attendance from season passes in first nine months 2023 versus the prior year. Due to certain benefits available to season pass holders, guests visiting on a season pass spend less per visit on certain in-park products than guests visiting on a single-day ticket. The season pass mix-driven decline in in-park spending per capita was partially offset by higher food and beverage sales in first nine months 2023 versus the prior year.

The company had net income of $61 million in first nine months 2023, compared to net income of $91 million in first nine months 2022. The net income per share was $0.73 compared to net income per share of $1.07 in first nine months 2022 (5). In second quarter 2023, the company incurred an increase in self-insurance reserves of $38 million. Our self-insurance reserves are periodically reviewed for changes in facts and circumstances and adjustments are made as necessary. During second quarter 2023, we revised the estimate of our ultimate loss indications for both identified claims and incurred but not reported (“IBNR”) claims in connection with our general liability and worker’s compensation self-insurance reserves. The increase in our revised estimate was based on greater than previously estimated reserve adjustments on certain identified claims as well as an observed pattern of increasing litigation and settlement costs and changes to key actuarial assumptions utilized in determining estimated ultimate losses, including loss development factors. Additionally, expenses increased in first nine months 2023 versus prior year due to several factors, including an increase in cost of sales and cash operating costs (4) driven by higher attendance in first nine months 2023, increased advertising spend to promote season passes, higher costs associated with an earlier start to the Fall events schedule, and investments in new entertainments, shows, events, and guest-facing digital initiatives. Adjusted EBITDA in first nine months 2023, which excludes the $38 million self-insurance reserves estimate adjustment, was $363 million, a $1 million increase from the prior year (3).

As of October 1, 2023, the company had total reported debt of $2,273 million, and cash or cash equivalents of $67 million. In third quarter 2023, the company repaid $80 million in aggregate net principal amount of debt. Deferred revenue was $148 million as of October 1, 2023, an increase of $21 million, or 17%, from October 2, 2022. The increase was primarily due to higher season pass sales year-to-date through October 1, 2023 versus October 2, 2022. In first nine months 2023, the company invested $109 million in new capital, net of insurance recoveries.

The company will no longer host a conference call to discuss its third quarter 2023 financial performance on November 9, 2023 as previously announced.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 63 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling water parks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the effect, impact, potential duration or other implications of the COVID-19 pandemic or virus variants, and any expectations we may have with respect thereto including the continuing efficacy of the COVID-19 vaccines, (ii) the adequacy of our cash flows from operations, available cash and available amounts under our credit facilities to meet our liquidity needs, including in the event of a prolonged closure of one or more of our parks, (iii) our ability to execute our strategy to significantly improve our financial performance and the guest experience, (iv) expectations regarding consumer demand for regional, outdoor, out-of-home entertainment, including for our parks, and (v) expectations regarding our annual income tax liability and the availability and effect of net operating loss carryforwards and other tax benefits.

Forward-looking statements include all statements that are not historical facts and often use words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “may,” “should,” “could” and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including COVID-19 and Monkeypox, or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19 or other health emergencies such as Monkeypox, including with respect to business operations, safety protocols and public gatherings; economic impact of political instability and conflicts globally, including the war in Ukraine; recall of food, toys and other retail products sold at our parks; accidents or incidents involving the safety of guests and employees, or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; the increased cost of capital due to raising interest rates; macro-economic conditions (including supply chain issues and the impact of inflation on customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, water parks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks; and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 4 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(2)

We use certain per capita operational metrics that measure the performance of our business on a per guest basis and believe that these metrics provide relevant and useful information for investors because they assist in comparing our operating performance on a consistent basis, make it easier to compare our results with those of other companies and our industry and allows investors to review performance in the same manner as our management.

•

Total guest spending per capita is the total revenue generated from our guests, on a per guest basis, through admissions and in-park spending. Total guest spending per capita is calculated by dividing the sum of park admissions revenue and park food merchandise and other revenue by total attendance.

•

Admissions revenue per capita is the total revenue generated from our guests, on a per guest basis, to enter our parks. Admissions revenue per capita is calculated by dividing park admission revenue by total attendance.

•

In-park spending per capita is the total revenue generated from our guests, on a per guest basis, on items sold within our parks, such as food, games and merchandise. In-park spending per capita is calculated by dividing park food, merchandise and other revenue by total attendance.

(3)

During 2023, we reclassified the net pension-related expense (benefit) to “Other (income) expense, net”, in our consolidated statements of operations. This reclassification has been reflected in all periods presented. As a result, Adjusted EBITDA for the three-month period and the nine-month period ended October 2, 2022, declined by $1.2 million and $4.0 million, respectively, as compared to the previously reported figures.

(4)	“Cash operating costs” includes operating expenses (excluding depreciation and amortization) and selling, general and administrative expenses (excluding stock-based compensation).
(5)

Reflects revisions to be made to previously issued financial statements for immaterial errors in the unaudited interim financial statements for the periods ended April 3, 2022, July 3, 2022 and October 2, 2022 related to the recognition of stock-compensation in the Company’s quarterly report on Form 10-Q for the three months ended October 1, 2023. As a result of these revisions, selling, general and administrative expense for the three-month and nine-month periods ending October 2, 2022, increased $2.3 million and $4.3 million, respectively, as compared to the previously reported figures.

Statement of Operations Data

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
(Amounts in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Park admissions	$286,319	$280,502	$601,585	$595,266	$741,734	$756,199
Park food, merchandise and other	236,703	209,099	480,281	446,449	604,797	591,280
Sponsorship, international agreements and accommodations	24,433	15,230	51,486	36,645	66,697	47,691

Total revenues	547,455	504,831	1,133,352	1,078,360	1,413,228	1,395,170
Operating expenses (excluding depreciation and amortization shown separately below)	206,461	180,937	489,000	464,013	615,647	606,508
Selling, general and administrative expenses (excluding depreciation and amortization shown separately below) (1) (2)	57,952	40,481	192,647	135,194	226,943	196,691
Costs of products sold	42,885	40,164	87,437	85,989	109,594	111,208
Depreciation and amortization	27,942	30,186	85,966	86,772	116,318	116,268
Impairment of park assets	—	—	—	—	16,943	—
Loss on disposal of assets	1,760	5,038	6,745	3,036	7,636	13,310

Operating income	210,455	208,025	271,557	303,356	320,147	351,185
Interest expense, net	38,263	34,197	118,060	107,705	151,945	145,448
Loss on debt extinguishment	—	—	13,982	17,533	13,982	17,533
Other (income) expense, net	1,155	(659)	(1,938)	(2,069)	47	5,072

Income before income taxes	171,037	174,487	141,453	180,187	154,173	183,132
Income tax expense	36,570	38,654	32,525	44,257	35,228	49,949

Net income	$134,467	$135,833	$108,928	$135,930	$118,945	$133,183
Less: Net income attributable to noncontrolling interests	(23,767)	(22,326)	(47,533)	(44,651)	(47,533)	(44,651)

Net income attributable to Six Flags Entertainment Corporation	$110,700	$113,507	$61,395	$91,279	$71,412	$88,532

Weighted-average common shares outstanding:
Basic:	83,510	83,094	83,365	84,760	83,313	85,084
Diluted:	83,780	83,107	83,736	84,919	83,585	86,264
Earnings per average common share outstanding:
Basic:	$1.33	$1.37	$0.74	$1.08	$0.86	$1.04

Diluted:	$1.32	$1.37	$0.73	$1.07	$0.85	$1.03

(1)

Includes stock-based compensation of $3,525 and $3,998 for the three-month periods ended October 1, 2023, and October 2, 2022, respectively, stock-based compensation of $9,018 and $13,404 for the nine-month periods ended October 1, 2023 and October 2, 2022, respectively, and stock-based compensation of $10,832 and $18,229 for the twelve-month periods ended October 1, 2023, and October 2, 2022.

(2)

Reflects revisions to be made to previously issued financial statements for immaterial errors in the unaudited interim financial statements for the periods ended April 3, 2022, July 3, 2022 and October 2, 2022 related to the recognition of stock-based compensation in the Company’s quarterly report on Form 10-Q for the three months ended October 1, 2023. As a result of these revisions, selling, general and administrative expense for the three-month, nine-month and twelve-month periods ended October 2, 2022, increased by $2.3 million, $4.3 million and $5.2 million, respectively, as compared to the previously reported figures in the statements of operations. Stock-based compensation increased by $4.2 million in the statement of cash flows. Accumulated deficit decreased and capital in excess of par value increased by $15.2 million and $11.9 million as of January 1, 2023 and October 2, 2022, respectively on our balance sheet.

	As of
	October 1, 2023	January 1, 2023	October 2, 2022
(Amounts in thousands, except share data)	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,763	$80,122	$73,314
Accounts receivable, net	90,877	49,405	72,299
Inventories	38,298	44,811	48,493
Prepaid expenses and other current assets	74,234	66,452	77,329

Total current assets	270,172	240,790	271,435
Property and equipment, net:
Property and equipment, at cost	2,699,159	2,592,485	2,559,635
Accumulated depreciation	(1,431,176)	(1,350,739)	(1,320,141)

Total property and equipment, net	1,267,983	1,241,746	1,239,494
Goodwill	659,618	659,618	659,618
Intangible assets, net of accumulated amortization	344,147	344,164	344,170
Right-of-use operating leases, net	150,528	158,838	176,178
Other assets, net	24,685	20,669	13,171
Total assets	$2,717,133	$2,665,825	$2,704,066

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$46,121	$38,887	$47,808
Accrued compensation, payroll taxes and benefits	20,547	15,224	14,838
Self-insurance reserves	65,505	34,053	44,563
Accrued interest payable	44,062	38,484	26,616
Other accrued liabilities	69,323	67,346	102,382
Deferred revenue	147,650	128,627	126,578
Short-term borrowings	89,000	100,000	110,000
Current portion of long-term debt	56,867	—	—
Short-term lease liabilities	11,217	11,688	11,451

Total current liabilities	550,292	434,309	484,236
Noncurrent liabilities:
Long-term debt	2,127,495	2,280,531	2,279,220
Long-term lease liabilities	152,575	164,804	162,569
Other long-term liabilities	28,893	30,714	5,519
Deferred income taxes	193,175	184,637	194,358

Total liabilities	3,052,430	3,094,995	3,125,902
Redeemable noncontrolling interests	544,764	521,395	543,719
Stockholders’ deficit:
Preferred stock, $1.00 par value	—	—	—
Common stock, $0.025 par value, 280,000,000 shares authorized; 83,540,861, 83,178,294 and 83,152,582 shares issued and outstanding at October 1, 2023, January 1, 2023 and October 2, 2022, respectively	2,088	2,079	2,079
Capital in excess of par value (2)	1,128,376	1,119,222	1,116,959
Accumulated deficit (2)	(1,939,207)	(2,000,671)	(2,010,774)
Accumulated other comprehensive loss, net of tax	(71,318)	(71,195)	(73,819)

Total stockholders’ deficit	(880,061)	(950,565)	(965,555)

Total liabilities and stockholders’ deficit	$2,717,133	$2,665,825	$2,704,066

	Nine Months Ended
	October 1, 2023	October 2, 2022
(Amounts in thousands)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$108,928	$135,930
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	85,966	86,772
Stock-based compensation (2)	9,018	13,404
Interest accretion on notes payable	716	833
Loss on debt extinguishment	13,982	17,533
Amortization of debt issuance costs	4,139	5,531
Loss on disposal of assets	6,745	3,036
Deferred income tax expense	13,731	43,434
Other	(3,741)	(276)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable - trade	(40,177)	25,519
Increase in inventories, prepaid expenses and other current assets	(11,139)	(43,543)
(Increase) decrease in deposits and other assets	3,376	(3,697)
Decrease in ROU operating leases	8,708	10,176
(Decrease) increase in accounts payable, deferred revenue and accrued liabilities and other long-term liabilities	53,738	(62,274)
Decrease in operating lease liabilities	(12,310)	(14,628)
(Decrease) increase in accrued interest payable	5,578	(23,938)

Net cash provided by operating activities	247,258	193,812

Cash flows from investing activities:
Additions to property and equipment	(110,371)	(78,038)
Property insurance recoveries	1,089	4,655

Net cash used in investing activities	(109,282)	(73,383)

Cash flows from financing activities:
Repayment of borrowings	(1,133,623)	(450,000)
Proceeds from borrowings	1,023,984	200,000
Payment of debt issuance costs	(19,821)	—
Stock repurchases	—	(96,774)
Redemption premium payments on debt extinguishment	—	(12,600)
Payment of cash dividends	—	(199)
Proceeds from issuance of common stock	—	1,665
Payment of tax withholdings on equity-based compensation through shares withheld	(339)	(414)
Reduction in finance lease liability	(750)	(2,025)
Purchase of redeemable noncontrolling interest	(328)	(556)
Distributions to noncontrolling interests	(23,766)	(22,326)

Net cash used in financing activities	(154,643)	(383,229)

Effect of exchange rate on cash	3,308	529

Net decrease in cash and cash equivalents	(13,359)	(262,271)
Cash and cash equivalents at beginning of period	80,122	335,585

Cash and cash equivalents at end of period	$66,763	$73,314

Supplemental cash flow information
Cash paid for interest	$109,518	$125,919
Cash paid for income taxes	$14,173	$3,582

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted EBITDA minus capex. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following tables set forth a reconciliation of net income to Adjusted EBITDA for the three-month periods, nine-month periods and twelve-month periods ended October 1, 2023, and October 2, 2022:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net income	$134,467	$135,833	$108,928	$135,930	$118,945	$133,183
Income tax expense	36,570	38,654	32,525	44,257	35,228	49,949
Other (income) expense, net (3)	1,155	(659)	(1,938)	(2,069)	47	5,072
Loss on debt extinguishment	—	—	13,982	17,533	13,982	17,533
Interest expense, net	38,263	34,197	118,060	107,705	151,945	145,448
Loss on disposal of assets	1,760	5,038	6,745	3,036	7,636	13,310
Depreciation and amortization	27,942	30,186	85,966	86,772	116,318	116,268
Impairment of park assets	—	—	—	—	16,943	—
Stock-based compensation (2)	3,525	3,998	9,018	13,404	10,832	18,229
Self-insurance reserve adjustment (4)	—	—	37,558	—	37,558	—

Modified EBITDA (5)	$243,682	$247,247	$410,844	$406,568	$509,434	$498,992
Third party interest in EBITDA of certain operations (6)	(23,767)	(22,326)	(47,533)	(44,651)	(47,533)	(44,651)

Adjusted EBITDA (5)	$219,915	$224,921	$363,311	$361,917	$461,901	$454,341

Capital expenditures, net of property insurance recoveries (7)	(42,241)	(18,041)	(109,282)	(73,383)	(147,408)	(133,310)

Adjusted EBITDA minus CAPEX (5)	$177,674	$206,880	$254,029	$288,534	$314,493	$321,031

(3)

Amounts recorded as “Other (income) expense, net” include certain non-recurring costs incurred in conjunction with changes made to our organizational structure in December 2021. During 2023, we reclassified the net pension-related expense (benefit) to other (income) expense, net. in our consolidated statements of operations. This reclassification has been reflected in all periods presented. As a result of this reclassification, Adjusted EBITDA for the three-month, nine-month and twelve-month periods ended October 2, 2022, declined by $1.2 million, $4.0 million and $6.1 million, respectively, as compared to the previously reported figures.

(4)

Amount relates to an adjustment to our self-insurance reserves resulting from a change in accounting estimate that increased our ultimate loss indications on both identified claims and incurred but not reported claims, as discussed in more detail above in our review of second quarter 2023 results. We have excluded this adjustment from our reported Adjusted EBITDA because we believe (i) the change in actuarial assumptions and related change in accounting estimate that gave rise to the adjustment is unusual and not expected to be recurring; (ii) excluding it provides more meaningful comparisons to our historical results; and (iii) excluding it provides more meaningful comparisons to other companies in our industry.

(5)

Modified EBITDA,” a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the following: the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, fresh start accounting valuation adjustments and other significant non-recurring items. Modified EBITDA, as defined herein, may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park-level perspective and allows investors to review performance in the same manner as our management.

“Adjusted EBITDA,” a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Modified EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

“Adjusted EBITDA minus capex,” a non-GAAP measure, is defined as Adjusted EBITDA minus capital expenditures, net of property insurance recoveries. Adjusted EBITDA minus capex as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA minus capex to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA minus capex. We believe that Adjusted EBITDA minus capex is frequently used by analysts and investors as a measure of our performance. Adjusted EBITDA minus capex, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(6)	Represents interests of non-controlling interests in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(7)	Capital expenditures, net of property insurance recovery (“CAPEX”) represents cash spent on property, plant and equipment, net of property insurance recoveries.